Exhibit 99.1

inContact Reports Fourth Quarter and Full Year 2015 Financial Results

•	Record Software segment revenues of $40.5 million in Q4, up 34% year-over-year

•	Consolidated revenue in Q4 of $61.5 million, up 24% year-over-year

•	Full year 2015 adjusted EBITDA of over $13.8 million, up 173% year-over-year

•	144 contracts in Q4 and software bookings up 35% year-over-year

•	Annualized Recurring Revenues up 42% year-over-year

•	Q4 non-GAAP operating income of $1.3 million

SALT LAKE CITY – February 16, 2016 – inContact, Inc. (NASDAQ: SAAS), the leading provider of cloud contact center software and contact center optimization tools, today reported record financial results for the fourth quarter and full year ended December 31, 2015.

Said Paul Jarman, inContact CEO, “In Q4, we enjoyed one of our strongest quarters in all areas of the business. Our software revenues grew 34% and new business activity was at record levels. Importantly, we demonstrated significant operating leverage with a substantial increase in operating margin. Adjusted EBITDA of $5.8 million for the quarter increased nearly 4-fold over the prior year. For the full year, adjusted EBITDA increased 173% to over $13.8 million. We continue to win the majority of competitive opportunities and further distanced ourselves from the competition with the advanced cloud features in our latest release.”

Continued Jarman, “During the quarter, we closed 144 total contracts, including 93 new logo customers and 51 expansion deals with existing customers. Software bookings were 35% above year ago results. Strong results from partners and an outstanding contribution from our direct sales force, enables us to increase guidance for 2016 results. We will continue to lead the cloud contact center industry in 2016.”

Revenue

Software segment revenue totaled $40.5 million for the quarter ended December 31, 2015, an increase of 34% from $30.3 million in Q4 2014. Combined Software and Software-related Network connectivity revenue for the quarter ended December 31, 2015 was $60.1 million, an increase of 28% from $47.1 million for the quarter ended December 31, 2014. Approximately 97% of Network connectivity segment revenues were derived from contracts with customers utilizing our contact center software. Consolidated revenue for the quarter ended December 31, 2015 was $61.5 million versus $49.4 million for the same period in 2014, an increase of 24%.

For the year ended December 31, 2015, Software segment revenue totaled $143.7 million, an increase of 43% from $100.8 million for same period in 2014. For the year December 31, 2015, Network connectivity segment revenue totaled $78.3 million, an increase of 10% from $71.0 million for the same period in 2014. Consolidated revenue for the year ended December 31, 2015 was $222.0 million versus $171.8 million for the same period in 2014, an increase of 29%.

As of December 2015 our Annualized Monthly Recurring Software Revenue was $159.4 million, an increase of 42% from $112.6 million as of December 2014.

Gross Margin

Software segment gross margin for the quarter ended December 31, 2015 was 60% versus 59% for the same period in 2014. Non-GAAP Software segment gross margin which represents the elimination of amortization of acquired intangible assets and stock-based compensation was 64% for the fourth quarter of 2015, versus 63% in the fourth quarter of 2014 (see reconciliation of non-GAAP measures below). Fourth quarter 2015 Network connectivity segment gross margin was 40% versus 36% for the same period in 2014.

Consolidated gross margin percentage was 53% in the fourth quarter of 2015 compared to 50% for the same period in 2014. Non-GAAP consolidated gross margin which represents the elimination of amortization of acquired intangible assets and stock-based compensation was 55% for the fourth quarter 2015 compared to 53% for the same period in 2014 (see reconciliation of non-GAAP measures below).

Operating Expenses

Operating expenses for the fourth quarter of 2015 were $34.6 million or 56% of total revenue versus $30.2 million or 61% of total revenue during the same period in 2014. Non-GAAP operating expenses which represents the elimination of amortization of acquired intangible assets and stock-based compensation for the fourth quarter of 2015 were $32.8 million or 53% of total revenue versus $28.8 million or 58% of total revenue during the same period in 2014 (see reconciliation of non-GAAP measures below).

Adjusted EBITDA

Adjusted EBITDA for the fourth quarter of 2015 was $5.8 million versus $1.2 million during the same period in 2014. For the year, adjusted EBITDA was over $13.8 million, up 173% year-over-year. Adjusted EBITDA is a non-GAAP measure management believes provides important insight into our operating results (see reconciliation of non-GAAP measures below).

Net Loss

Net loss for the quarter ended December 31, 2015 was $3.8 million, or ($0.06) per basic and diluted share, as compared to net loss of $5.6 million or ($0.09) per basic and diluted share for the same period in 2014. Net loss for the year ended December 31, 2015 was $22.8 million, or ($0.37) per basic and diluted share, as compared to net loss of $10.6 million or ($0.18) per basic and diluted share for the same period in 2014. Net loss for the year ended December 31, 2014 was benefitted by a $9.4 million tax credit, associated with the Uptivity acquisition. Non-GAAP net loss for the quarter ended December 31, 2015 was $384 thousand, or ($0.01) per basic and diluted share, as compared to non-GAAP net loss of $2.9 million or ($0.05) per basic and diluted share for the same period in 2014. Non-GAAP net loss for the year ended December 31, 2015 was $9.1 million, or ($0.15) per basic and diluted share. Excluding the $9.4 million tax benefit, non-GAAP net loss for 2014 was $9.3 million or ($0.16) per basic and diluted share (see reconciliation of non-GAAP measures below).

Acquisitions

During the last month we closed two technology acquisitions. We acquired intellectual property (including 5 patents) around advanced analytics technology from Attensity, Inc., a leading provider of text based analytics. A group of Attensity engineers from their Salt Lake City office have joined our team. We also acquired AC2, a New Jersey-based company focused on workforce optimization technology, which included another 5 patents to continue to augment our workforce optimization solutions. A small group of AC2 employees are joining our workforce optimization group in Columbus, Ohio.

In both cases, the companies were focused primarily on building new technologies to take to market. They have proven their solutions with mid-market and enterprise customers and built the technology in a multitenant cloud environment. We expect these acquisitions to make a meaningful contribution to revenues in 2017 and beyond, and we will be integrating this software into our product offerings and training our sales teams on these solutions throughout the year.

“These acquisitions add new talent, open additional revenue opportunities and enhance our competitive differentiation with cutting edge technology,” continued Jarman. “Our ability to simultaneously produce revenue growth and bottom-line performance is evidenced in the 2015 results and is foremost in our plans for 2016. inContact continues to deliver market leading growth, continuous innovation in customer experience technology, and increasing non-GAAP operating results.”

Guidance for 2016

In 2016, we expect Software segment revenues to be between $177.0 million and $183.0 million for the full year. This would represent 23% to 27% growth for software revenues. In 2016, we anticipate total revenues to be between $257.0 million and $263.0 million for the full year. We expect a net loss of ($0.35) to ($0.28) per share on a GAAP basis, and ($0.06) to ($0.09) per share on a non-GAAP basis. We expect adjusted EBITDA of $19.5 million to $21.0 million, and expect to be non-GAAP operating income profitable in 2016. This guidance reflects the expected net impact from our two recent acquisitions.

CONFERENCE CALL INFORMATION

We will host a conference call to discuss our fourth quarter 2015 financial results later today at 4:30 p.m. Eastern time (1:30 p.m. Pacific).

Dial-In Number: 1-866-952-1906

International: +1-785-424-1825

Conference ID#: INCONTACT

An audio file of the call will be available after February 16, 2016 on the inContact Investor Relations website at http://investor.incontact.com, in the Webcasts and Presentations section. A replay of the call will be available via telephone after 7:30 p.m. Eastern time today and until February 23, 2016.

Toll-free replay number: 1-877-870-5176

International replay number: + 1-858-384-5517

Replay Pin Number: 1233209

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on inContact’s current expectations, estimates and projections about inContact’s industry, management’s beliefs, and certain assumptions made by management, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding projected results of operations and management’s future strategic plans. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

The risks and uncertainties referred to above include, but are not limited to, risks associated with inContact’s business model; our ability to develop or acquire, and gain market acceptance for new products, including our new sales and marketing and voice automation products, in a cost-effective and timely manner; the gain or loss of key customers; competitive pressures; its ability to expand operations; fluctuations in its earnings as a result of the impact of stock-based compensation expense; interruptions or delays in our hosting operations; breaches of our security measures; its ability to protect our intellectual property from infringement, and to avoid infringing on the intellectual property rights of third parties; and its ability to expand, retain and motivate our employees and manage its growth. Further information on potential factors that could affect our financial results is included in inContact’s annual report on Form 10-K, quarterly reports of Form 10-Q, and in other filings with the Securities and Exchange Commission. The forward-looking statements in this release speak only as of the date they are made. inContact undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

INCONTACT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2015	December 31, 2014
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$29,050	$32,414
Restricted cash	81	81
Investments	75,109	—
Accounts and other receivables, net of allowance for uncollectible accounts of $2,555 and $1,816, respectively	37,185	28,126
Other current assets	9,243	6,979

Total current assets	150,668	67,600

Property and equipment, net	42,569	35,077
Intangible assets, net	19,232	24,768
Goodwill	39,247	39,247
Other assets	2,421	2,078

Total assets	$254,137	$168,770

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$11,607	$11,031
Accrued liabilities	12,828	13,259
Accrued commissions	4,615	3,407
Current portion of deferred revenue	11,530	8,439
Current portion of debt and capital lease obligations	—	4,095

Total current liabilities	40,580	40,231

Long-term debt and capital lease obligations	81,985	18,543
Deferred rent	3	28
Deferred tax liability	230	795
Deferred revenue	6,082	5,749

Total liabilities	128,880	65,346

Total stockholders’ equity	125,257	103,424

Total liabilities and stockholders’ equity	$254,137	$168,770

INCONTACT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(unaudited)		(unaudited)
Net revenue:
Software	$40,492	$30,312	$143,719	$100,805
Network connectivity	21,008	19,112	78,268	70,979

Total net revenue	61,500	49,424	221,987	171,784

Costs of revenue:
Software	16,321	12,505	59,193	42,991
Network connectivity	12,680	12,144	48,752	45,153

Total costs of revenue	29,001	24,649	107,945	88,144

Gross profit	32,499	24,775	114,042	83,640

Operating expenses:
Selling and marketing	16,832	14,573	66,381	51,175
Research and development	8,286	6,825	29,307	22,379
General and administrative	9,526	8,833	35,225	29,358

Total operating expenses	34,644	30,231	130,913	102,912

Loss from operations	(2,145)	(5,456)	(16,871)	(19,272)
Other income (expense):
Interest expense	(1,761)	(87)	(5,701)	(365)
Interest income	136	—	319	—
Other income (expense)	(3)	151	(2)	3

Total other income (expense)	(1,628)	64	(5,384)	(362)

Loss before income taxes	(3,773)	(5,392)	(22,255)	(19,634)
Income tax benefit (expense)	(55)	(191)	(529)	9,071

Net loss	$(3,828)	$(5,583)	$(22,784)	$(10,563)

Net loss per common share:
Basic and diluted	$(0.06)	$(0.09)	$(0.37)	$(0.18)

Weighted average common shares outstanding:
Basic and diluted	61,867	60,626	61,521	58,997

INCONTACT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2015	2014
	(unaudited)
Cash flows from operating activities:
Net loss	$(22,784)	$(10,563)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation of property and equipment	10,423	7,730
Amortization of software development costs	6,595	5,834
Amortization of intangible assets	4,953	3,651
Amortization of deferred debt issuance costs	488	30
Stock-based compensation	8,777	7,142
Loss on disposal of property and equipment	55	687
Interest accretion	2,791	3
Amortization of investment premium	467	—
Write-off of contingent liability	—	(146)
Write-off of intangibles	583	—
Deferred income taxes	(565)	(9,368)
Changes in operating assets and liabilities, net of business acquisition:
Accounts and other receivables, net	(9,140)	(8,702)
Other current assets	(2,182)	(1,255)
Other non-current assets	(324)	(506)
Trade accounts payable	581	1,236
Accrued liabilities	(237)	3,221
Accrued commissions	1,209	588
Other long-term liabilities	(234)	(236)
Deferred revenue	3,424	5,899

Net cash provided by operating activities	4,880	5,245

Cash flows from investing activities:
Sales and maturities of available for sale investments	37,382	—
Purchase of available for sale investments	(113,039)	—
Capitalized software development costs	(10,083)	(11,010)
Purchases of property and equipment	(14,488)	(13,273)
Acquisition of a business, net of cash acquired	—	(13,059)
Payments made for deposits	(19)	(32)

Net cash used in investing activities	(100,247)	(37,374)

Cash flows from financing activities:
Proceeds from exercise of options	3,176	2,313
Proceeds from sale of stock under employee stock purchase plan	1,558	826
Borrowings under term loans	—	6,000
Payment of debt financing fees	—	(47)
Principal payments under debt and capital lease obligations	(11,824)	(4,112)
Purchase of treasury stock	(1,097)	(585)
Borrowings under the revolving credit agreement	—	21,000
Payments under the revolving credit agreement	(11,000)	(10,000)
Proceeds from issuance of convertible notes, net	111,190	—

Net cash provided by financing activities	92,003	15,395

Net decrease in cash and cash equivalents	(3,364)	(16,734)
Cash and cash equivalents at the beginning of the year	32,414	49,148

Cash and cash equivalents at the end of the year	$29,050	$32,414

SEGMENT REPORTING

We operate under two business segments: Software and Network connectivity. The Software segment includes all revenue related to the delivery of our software applications, plus the associated professional services and setup fees and revenue related to quarterly minimum purchase commitments through July 2014, from a related party reseller. The Network connectivity segment includes all voice and data long distance services provided to customers.

For segment reporting, we classify operating expenses as either “direct” or “indirect.” Direct expense refers to costs attributable solely to either selling and marketing efforts or research and development efforts. Indirect expense refers to costs that management considers to be overhead in running the business. Management evaluates expenditures for both selling and marketing and research and development efforts at the segment level without the allocation of overhead expenses, such as rent, utilities and depreciation on property and equipment.

Operating segment revenues and profitability for the three and twelve months ended December 31, 2015 and 2014 were as follows (in thousands):

	Quarter Ended December 31, 2015			Quarter Ended December 31, 2014
	Software	Network Connectivity	Consolidated	Software	Network Connectivity	Consolidated
	(unaudited)	(unaudited)	(unaudited)
Net revenue	$40,492	$21,008	$61,500	$30,312	$19,112	$49,424
Costs of revenue	16,321	12,680	29,001	12,505	12,144	24,649

Gross profit	24,171	8,328	32,499	17,807	6,968	24,775

Gross margin	60%	40%	53%	59%	36%	50%

Operating expenses:
Direct selling and marketing	15,338	767	16,105	13,038	920	13,958
Direct research and development	7,821	—	7,821	6,446	—	6,446
Indirect operating expenses	9,829	889	10,718	8,489	1,338	9,827

(Loss) income from operations	$(8,817)	$6,672	$(2,145)	$(10,166)	$4,710	$(5,456)

	Year Ended December 31, 2015			Year Ended December 31, 2014
	Software	Network Connectivity	Consolidated	Software	Network Connectivity	Consolidated
	(unaudited)	(unaudited)	(unaudited)
Net revenue	$143,719	$78,268	$221,987	$100,805	$70,979	$171,784
Costs of revenue	59,193	48,752	107,945	42,991	45,153	88,144

Gross profit	84,526	29,516	114,042	57,814	25,826	83,640

Gross margin	59%	38%	51%	57%	36%	49%

Operating expenses:
Direct selling and marketing	60,067	3,421	63,488	45,439	3,466	48,905
Direct research and development	27,639	—	27,639	21,030	—	21,030
Indirect operating expenses	35,502	4,284	39,786	28,878	4,099	32,977

(Loss) income from operations	$(38,682)	$21,811	$(16,871)	$(37,533)	$18,261	$(19,272)

RECONCILIATION of NON-GAAP MEASURES:

“Adjusted EBITDA” is Earnings Before deductions for Interest, Taxes, Depreciation and Amortization and Stock-Based Compensation. The “Non-GAAP” measures represent the elimination of amortization of acquired intangible assets and stock-based compensation. Neither are measures of financial performance under generally accepted accounting principles (GAAP). The Adjusted EBITDA and the Non-GAAP measures are provided for the use of the reader in understanding our operating results and are not prepared in accordance with, nor does it serve as an alternative to GAAP measures and may be materially different from similar measures used by other companies. While not a substitute for information prepared in accordance with GAAP, management believes that this information is helpful for investors to more easily understand our operating financial performance. Management also believes these measures may better enable an investor to form views of our potential financial performance in the future. These measures have limitations as analytical tools, and investors should not consider these measures in isolation or as a substitute for analysis of our results prepared in accordance with GAAP.

Reconciliation of Adjusted EBITDA to Net loss applicable to

common stockholders as it is presented on the Condensed Consolidated

Statements of Operations for inContact, Inc.

(in thousands - unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Net loss	$(3,828)	$(5,583)	$(22,784)	$(10,563)
Depreciation and amortization	5,718	5,152	21,971	17,215
Stock-based compensation	2,267	1,352	8,777	7,142
Interest income and expense, net	1,625	87	5,382	365
Income tax expense (benefit)	55	191	529	(9,071)

Adjusted EBITDA	$5,837	$1,199	$13,875	$5,088

Reconciliation of Consolidated Gross Profit and Margin to Consolidated Non-GAAP Gross Profit and Margin

(in thousands - unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Consolidated gross profit	$32,499	$24,775	$114,042	$83,640
Consolidated gross margin	53%	50%	51%	49%
Add back:
Amortization of acquired intangibles	1,157	1,315	4,874	3,425
Stock-based compensation	400	(88)	1,210	511

Non-GAAP gross profit	$34,056	$26,002	$120,126	$87,576

Non-GAAP gross margin	55%	53%	54%	51%

Reconciliation of Software Segment Gross Profit and Margin to Non-GAAP Software Segment Gross Profit and Margin

(in thousands - unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Software segment gross profit	$24,171	$17,807	$84,526	$57,814
Software gross margin	60%	59%	59%	57%
Add back:
Amortization of acquired intangibles	1,157	1,315	4,874	3,425
Stock-based compensation	393	(95)	1,183	389

Non-GAAP software gross profit	$25,721	$19,027	$90,583	$61,628

Non-GAAP software gross margin	64%	63%	63%	61%

Reconciliation of Consolidated Operating Expenses to Non-GAAP Consolidated Operating Expenses

(in thousands - unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Consolidated operating expenses	$34,644	$30,231	$130,913	$102,912
Operating expenses as a % of total revenue	56%	61%	59%	60%
Subtract:
Amortization of acquired intangibles	(20)	(20)	(79)	(80)
Stock-based compensation	(1,867)	(1,440)	(7,567)	(6,631)

Non-GAAP operating expenses	$32,757	$28,771	$123,267	$96,201

Non-GAAP consolidated operating expenses, as a % of total revenue	53%	58%	56%	56%

Reconciliation of Consolidated Net Loss to Non-GAAP Consolidated Net Loss

(in thousands - unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Net loss	$(3,828)	$(5,583)	$(22,784)	$(10,563)
Adjustments:
Amortization of acquired intangibles	1,177	1,335	4,953	3,505
Stock-based compensation	2,267	1,352	8,777	7,142
Tax benefit (1)	—	—	—	(9,368)

Non-GAAP Net Loss	$(384)	$(2,896)	$(9,054)	$(9,284)

Non-GAAP basic and diluted earnings per share	$(0.01)	$(0.05)	$(0.15)	$(0.16)

(1)	The one-time, non-cash, $9.4 million tax benefit associated with the Uptivity acquisition, has been eliminated in the full year 2014 reconciliation, to enhance comparability.

About inContact

inContact (NASDAQ: SAAS) is the cloud contact center software leader, making it easier and affordable for organizations around the globe to create stand-out customer experiences while at the same time meeting their key business metrics. inContact continuously innovates in the cloud and is the only provider to offer a complete cloud customer interaction platform that is purpose built for enterprise and government organizations who operate in multiple divisions, locations and global regions. Named as Market Leader in the 2015 Ovum Decision Matrix and winner of the 2014 CRM Magazine Rising Star Award, inContact has deployed over 2,200 cloud contact center instances. To learn more, visit www.incontact.com.

inContact® is the registered trademark of inContact, Inc.

CONTACT: Investor Contact:  Edward Keaney, Market Street Partners, 1-415-445-3238, ekeaney@marketstreetpartners.com, or General Contact: Cheryl Andrus, inContact, Director Corporate Communications, 1-801-320-3646, cheryl.andrus@incontact.com